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                                                                   EX-99 (17)(i)

Voting Instructions Card
Templeton International             Insurance Company Name Prints Here
Smaller Companies Fund

                  Special Meeting of Shareholders To Be Held On
                                February 26, 2002

THESE VOTING INSTRUCTIONS ARE REQUESTED BY THE ABOVE-NAMED INSURANCE COMPANY IN CONNECTION WITH A SOLICITATION OF PROXIES BY THE TRUSTEES OF FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (THE TRUST) ON BEHALF OF ITS SERIES TEMPLETON INTERNATIONAL SMALLER COMPANIES FUND (INTERNATIONAL SMALLER COMPANIES).

This Voting Instruction Card, if properly executed, will be voted by your insurance company in the manner directed by you. If this voting instruction card is executed and no direction is made, this voting instruction card will be voted FOR the proposal and, in the discretion of the insurance company, upon such other business as may properly come before the Special Meeting.

By signing below, I instruct the insurance company to vote the shares of International Smaller Companies related to my contract at the Special Meeting of Shareholders to be held at One Franklin Parkway, San Mateo, California 94404-1906, at 10:00 a.m. Pacific time, February 26, 2002 and any adjournment of the Special Meeting as indicated on the reverse side.

                                                   Date: _______________________

                                                   _____________________________


                                                   _____________________________
                                                     Signature(s):

         If a contract is held jointly, each contract owner should sign. If only one signs, it will be binding. If a contract owner is a business entity, please indicate the title of the person signing.

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             Please vote by filling in the appropriate boxes below.

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
Proposal 1        To approve a Plan of Reorganization involving               [_]  [_]     [_]
                  International Smaller Companies and Templeton               For  Against Abstain
                  International Securities Fund (International Securities)
                  another series of the Trust, under which the following
                  will occur:

                  .    The acquisition the assets of International Smaller
                       Companies by International Securities in exchange for
                       shares of International Securities.
                  .    The distribution of such shares to the shareholders of
                       International Smaller Companies.
                  .    The dissolution of International Smaller Companies.

                  This is described more fully in the Prospectus and Proxy Statement

Other Business    To vote upon any other business which may be legally        [_]          [_]
                  presented at the meeting or any adjournment thereof.        Grant        Withhold
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